Exhibit 10.33

REMIX THERAPEUTICS INC.

Aug 1, 2019

Dear Peter:

Remix Therapeutics Inc. (the “Company”), is pleased to offer you employment on the following terms:

1.            Position.  Your title will be President and Chief Scientific Officer, and you will report to the Company’s Board of Directors (the “Board”).  This is a full-time position.  You will undertake to perform, to the best of your ability, all the work related to the Company’s business that can reasonably be assigned to you by or on behalf of the Company consistent with this position.  You will act in accordance with the instructions to be given to you by the Board.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior consent of the Board and under no circumstances will you engage in activities that would create a conflict of interest with the Company.  For the avoidance of doubt, the Company agrees that you may continue (i) in a consulting or advisory board capacity with Rodin Therapeutics and (ii) in a consulting or advisory board capacity with the Atlas seed Project Borg.  By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.            Workplace Location.  You are expected to work for the Company at its offices in or around Cambridge MA, USA, as well as from time to time elsewhere, in accordance with the nature and needs of the work as deemed necessary by the Company.

3.            Cash Compensation.  The Company will pay you an initial base salary at the rate of $375,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to standard withholdings.  Your annual base salary will be prorated for 2019 and any other year of partial employment.  This position is considered an exempt position for purposes of federal wage and hour laws.  You will be eligible for an annual performance bonus of up to 30% of your annual base salary, subject to achievement of targets that will be established by mutual agreement between you and the Board upon hire and at the beginning of each of the subsequent performance years.  Performance bonus goals will be evaluated and paid on an annual basis, with such payment, to the extent earned, to be made within 2½ months following the close of the applicable fiscal year.  Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year.

4.            Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time.  In addition, you will be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.  You will be entitled to 20 vacation days annually and customary holidays.

5.            Equity.  Subject to the approval of the Board, you will be issued 2,500,000 shares of the Company’s common stock, 2,250,000 of the issued shares shall be subject to the Company’s right of repurchase (the “Restricted Shares”).  The shares will be subject to the terms and conditions described in the applicable Stock Purchase Agreement.  The Company’s right of repurchase with respect to the Restricted Shares will lapse with respect to  25% of the shares after 12 months of continuous service, and the repurchase right with respect to the balance will lapse in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Purchase Agreement.  The Company’s right of repurchase shall lapse with respect to the Restricted Shares if (a) the Company is subject to a Change in Control before your service with the Company terminates and (b) you are subject to an Involuntary Termination within 12 months following Change in Control.  Subject to the approval of the Board, you will also be eligible to receive additional grants of equity, from time to time.

6.            Reimbursement of Expenses.  The Company will reimburse business expenses reasonably incurred in the performance of your duties in accordance with the Company’s standard practice and expense policy in place at the time.  Business expenses incurred in a calendar year shall be reimbursed no later than March 15th of the following year.

7.            Severance Benefits.

(a)          General.  If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in Section 7(b).  However, Section 7(b) will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board, to the extent applicable, and (iii) have executed a general release of all claims (with applicable carve-out for continued indemnification) that you may have against the Company or persons affiliated with the Company (the “Release”).  You must execute and return the Release on the date specified by the Company in substantially the form provided by the Company (the “Release Deadline”).  The Release Deadline will in no event be later than 50 days after your Separation.  If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in Section 7(b).

(b)          Severance Payment and COBRA.  If you are subject to an Involuntary Termination or there is a Change in Control, then the Company will continue to pay your Base Salary for nine (9) months following Separation (“Severance Period”), and if you elect to continue your health insurance coverage under COBRA following your Separation, then the Company will pay it’s portion of your monthly premium under COBRA until the earliest of (i) the close of the 9-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  The salary continuation payments will commence on the first payroll date following your return of the release provided for in Section 7(a) and thereafter on the Company’s normal payroll schedule.  However, if the 50-day period described in Section 7(a) spans two calendar years, then the salary continuation payments will commence on the first payroll date in the second calendar year following expiration of the applicable revocation period.

(c)          Accrued Rights.  You will be entitled to receive the following upon termination of employment for any reason: (i) accrued and unpaid Base Salary through the date of termination of employment and any accrued but unused vacation; (ii) any earned but unpaid bonus (to the extent earned) as of the date of termination; (iii) reimbursement for any unreimbursed business expenses; and (iv) such employee benefits, if any, to which you may be entitled under the applicable Company plans upon termination of employment.

8.            Documents and Company Property.  You are prohibited from keeping in your possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to you (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of your work for the Company.  In any event, you are obliged to immediately hand over such documents and other goods made available to you at the end of this Agreement or upon suspension of your active duties for any reason.

9.           Proprietary Information and Inventions Agreement.  This Agreement is subject to your execution of the Proprietary Information and Inventions Agreement attached as Exhibit A.

10.         Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).  You agree to truthfully change your status, job and position on social media including, but not limited to, LinkedIn, Facebook and Twitter, in such manner that it is clear that you have no further involvement with the Company (and its affiliated enterprises) as of the date of termination of your employment within one (1) month of your termination of employment with the Company.

11.         Tax Matters.

(a)          Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)          Section 409A.  It is intended that payments under this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4)

(as a “short-term deferral”).  For purposes of this Agreement, each amount to be paid or benefit to be provided, including a series of installment payments, will be construed as a separate identified payment for purposes of Section 409A.

(c)          Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

12.         Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law.  This Agreement is not subject to collective bargaining arrangements.

13.         Defined Terms.

“Cause” shall mean

(i)           an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)          a material failure by you to comply with the Company’s written policies or rules after being provided written notice and 30 days’ opportunity to cure;

(iii)         your conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud that has caused harm to the Company or any affiliate of the Company;

(iv)         your gross negligence or willful misconduct with respect to the Company or any affiliate of the Company which causes harm;

(v)          your willful and continued failure to substantially perform (other than by reason of disability) your duties and responsibilities assigned or delegated after receiving written notification of such failure from the Board and 30 days’ opportunity to cure;

(vi)         any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against the financial or business interests of the Company by you, or your use or possession of illegal drugs in the workplace; or

(vii)        the material breach by you of any of your obligations under any agreement between you and the Company after being provided written notice and 30 days’ opportunity to cure; or

(viii)       your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control”  shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity, (ii) the sale of all or substantially all of the assets of the Company, either in one transaction or a series of related transactions or (iii) the dissolution, liquidation or winding up of the Company.  The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within ninety (90) days after one of the following conditions has come into existence without your consent:

(i)            A reduction in your base salary and/or annual bonus opportunity;

(ii)           With respect to your role as Chief Scientific Officer, a material diminution in your position, authority or responsibilities with respect to the Company or any successor or acquiring entity; or

(iii)          Without your prior consent, a relocation of your principal workplace by more than fifty (50) miles away from the location which you were working immediately prior to the required relocation.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and you obtain actual knowledge of such condition, and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause.

14.         Arbitration.  Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration.  The arbitration will take place in the Commonwealth of Massachusetts.  The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  Any award or finding will be confidential.  You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute.  Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.  This Section 14 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits.  This Section 14 also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

We hope that you will accept our offer to assume the role of President and Chief Scientific Officer.  You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this agreement and returning it to me.  This offer, if not accepted, will expire at 5:00 PM ET on Aug 1, 2019.  Your start date will be Aug 1, 2019.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

Remix Therapeutics Inc.

By:	/s/ Kevin Bitterman
Kevin Bitterman
Member of Board of Directors

I have read and accept this employment offer:

/s/ Peter Smith
Signature of Peter Smith

Dated: August 1, 2019

Exhibit A

PIIA

Appendix A

PRIOR MATTERS